Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

INTUITIVE MACHINES, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share	457(c)	$95,180,931	(2)	$6.79	(3)	$645,802,616.84	$0.00011020	$71,167.45
Fees to Be Paid	Other	Warrants to purchase shares of Class A Common Stock, par value $0.0001 per share	457(c)	8,295,000		$0.44	(4)	$3,608,325.00	$0.00011020	$397.64
Fees to Be Paid	Equity	Class A Common Stock, par value $0.0001 per share(5)	457(g)	21,930,384		$11.50		$252,199,416.00	$0.00011020	$27,792.38
	Total Offering Amounts							$901,610,357.84		$99,357.46
	Total Fees Previously Paid							$143,613.10		$143,613.10
	Total Fee Offsets							—		—
	Net Fee Due							—		—	(6)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering an indeterminate number of additional shares of common stock that may become issuable as a result of any stock dividend, stock split, recapitalization or other similar transaction.

(2)

Represents the sum of (a) an aggregate of 11,460,416 shares of Class A Common Stock, issued in connection with the Transactions (as defined in the prospectus forming part of this registration statement) by us to the selling securityholders named in this prospectus (each, a “selling securityholder” and, collectively, the “selling securityholders”), (b) up to 72,499,922 shares of Class A Common Stock in exchange for 72,499,922 common units of Intuitive Machines, LLC (including Intuitive Machines OpCo Common Units that may be issued in the future pursuant to the future exercise of currently-outstanding options to purchase such Intuitive Machines OpCo Common Units), (c) up to 2,383,926 shares of Class A Common Stock issuable upon the conversion of 26,000 shares of Series A Preferred Stock (as defined in the prospectus) originally issued to the Series A Investors (as defined in the prospectus), (d) up to 541,667 shares of Class A Common Stock issuable upon the exercise of the Preferred Investor Warrants (as defined in the prospectus), (e) 6,845,000 shares of Class A Common Stock underlying the Private Placement Warrants (as defined in the prospectus) and (f) 1,450,000 shares of Class A Common Stock underlying the Public Warrants (as defined in the prospectus).

(3)	Estimated solely for the purpose of calculating as the registration fee pursuant to Rule 457(c) promulgated under Securities Act based on the average of the high and low sales prices of shares of the registrant’s Class A Common Stock on The Nasdaq Stock Market LLC (“Nasdaq”) on May 30, 2023 (such date being within five business days prior to the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(4)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act. The proposed maximum offering price per security and proposed maximum aggregate offering price are based on the average of the high and low prices of the redeemable warrants to purchase shares of Class A Common Stock (the “Warrants”) on Nasdaq on May 30, 2023 (such date being within five business days of the date that this registration statement was filed with the U.S. Securities and Exchange Commission).

(5)	Reflects the shares of Class A Common Stock that may be issued upon exercise of outstanding Warrants, with each such Warrant exercisable for one share of Class A Common Stock, subject to adjustment, for an exercise price of $11.50 per share.

(6)	The Registrant previously paid $143,613.10 in connection with the initial filing of this Registration Statement.